              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 5

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   (X)  Form 3 Holdings Reported.

   ( )  Form 4 Transactions Reported.

   1.   Name and Address of Reporting Person:

        Dean Katsaros
        2301 Village Green Place, Suite B
        Champaign, IL 61821

   2.   Issuer Name and Ticker or Trading Symbol:

        Central Illinois Bancorp, Inc. (not listed)

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        December, 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person






               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                                   5. Amount
                                                                                 of Securities
                                                                                  Beneficially      6. Owner-       7. Nature of
                    2. Trans-                                                     Owned at End     ship Form:         Indirect
    1. Title of       action        3. Trans-       4. Securities Acquired (A)      of Month      Direct (D) or      Beneficial
     Security      Date (Month/    action Code          or Disposed of (D)         (Instr. 3      Indirect (I)        Ownership
    (Instr. 3)      Day/Year)       (Instr. 8)         (Instr. 3, 4 and 5)           and 4)        (Instr. 4)        (Instr. 4)
    -----------    ------------    -----------      --------------------------   -------------    -------------     ------------

                                   Code       V     Amount   (A)or(D)     Price



                                           Table II -- Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                   9.
                                              5.                                                Number of     10.
                                           Number of                                              Deri-    Ownership
              2.                          Derivative                                             vative     Form of
           Conver-                        Securities       6.                                  Securities   Deriva-      11.
    1.     sion or      3.                 Acquired      Date             7.            8.       Benefi-     tive       Nature
  Title    Exercise   Trans-      4.        (A) or      Exercis-        Title          Price     cially    Security: of Indirect
 of Deri-  Price of   action     Trans-    Disposed     able and     and Amount of   of Deri-     Owned   Direct (D) Beneficial
  vative   Deriva-     Date      action     of (D)     Expiration     Underlying      vative    at End of   or In-    Ownership
 Security    tive     (Month/     Code    (Instr. 3,  Date (Month/    Securities     Security     Month   direct (I) (Instr. 4)
(Instr. 3) Security  Day/Year) (Instr. 8)  4 and 5)    Day/Year)   (Instr. 3 and 4) (Instr. 5) (Instr. 4) (Instr. 4)

                               Code    V   (A)  (D)   Date  Expir-  Title  Amount or
                                                      Exer- ation          Number of
                                                      cis-  Date           Shares
                                                      able

Director   $1,274.91 1/1/95    3 (1)                  (1)   1/1/05  Common 10                   10         D
Stock                                                               Stock
Option
(right to
buy) (1)






                                                                                                   9.
                                              5.                                                Number of     10.
                                           Number of                                              Deri-    Ownership
              2.                          Derivative                                             vative     Form of
           Conver-                        Securities       6.                                  Securities   Deriva-      11.
    1.     sion or      3.                 Acquired      Date             7.            8.       Benefi-     tive       Nature
  Title    Exercise   Trans-      4.        (A) or      Exercis-        Title          Price     cially    Security: of Indirect
 of Deri-  Price of   action     Trans-    Disposed     able and     and Amount of   of Deri-     Owned   Direct (D) Beneficial
  vative   Deriva-     Date      action     of (D)     Expiration     Underlying      vative    at End of   or In-    Ownership
 Security    tive     (Month/     Code    (Instr. 3,  Date (Month/    Securities     Security     Month   direct (I) (Instr. 4)
(Instr. 3) Security  Day/Year) (Instr. 8)  4 and 5)    Day/Year)   (Instr. 3 and 4) (Instr. 5) (Instr. 4) (Instr. 4)

                               Code    V   (A)  (D)   Date  Expir-  Title  Amount or
                                                      Exer- ation          Number of
                                                      cis-  Date           Shares
                                                      able

Director   $1,630.51 4/25/96   3 (2)                  (2)   4/25/06 Common 19                   19         D
Stock                                                               Stock
Option
(right to
buy) (2)

Director   $1,960.56 2/25/98   3 (3)                  (3)   2/25/08 Common 100                  100        D
Stock                                                               Stock
Option
(right to
buy) (3)


Explanation of Responses:


   (1) Five shares of the director stock option dated 1/1/95 vested on January 1, 1998 and the remaining five shares will vest on January 1, 2000.

   (2) The director stock option dated 4/25/96 vests in five equal annual installments which began on April 25, 1997.

   (3) The director stock option dated 2/25/98 vests in five equal annual installments beginning on February 25, 1999.


   SIGNATURE OF REPORTING PERSON:



   Dean Katsaros




   DATE: February 10, 1999